                                 Exhibit 10.1(b)

                                 [TRAQUEUR logo]
a French public share corporation (societe anonyme) with a Management Board (Directoire) and a Supervisory Board (Conseil de surveillance) and with a capital of (Euro)422,955 Registered office: 17, Place de la Resistance -
                           92130 Issy-les-Moulineaux
                   412 027 492 Commercial Register of Nanterre

                      AGREEMENT TO ISSUE CONVERTIBLE BONDS

BETWEEN THE UNDERSIGNED:

TRAQUEUR, a French public share corporation (societe anonyme) with a capital of
(euro)423,120, having its registered office in Issy-les-Moulineaux (92130), 17 Place de la Resistance, registered under the number 412 027 492 at the Commercial Register of Nanterre, duly represented by Mr. Stephane Schmoll in his capacity as Chairman of the Management Board,

Hereafter, the "Issuer" or the "Company",

                                                       of the first part,

- Mr. Jean-Jacques SCHMOLL, residing 141 rue de Longchamp - 75116 Paris, married under the matrimonial regime of community of property1

- Mr. Stephane SCHMOLL, residing 16 rue Descartes - 92190 Meudon, married under the matrimonial regime of community of acquired property2 hereafter referred to together as the "Directors"

- Mr. Luc CHAMBON, residing 107 rue de l'Universite - 75007 Paris, married under the matrimonial regime of community of acquired property. Mssrs. Stephane Schmoll and Luc Chambon hereafter referred to together as the "Management Board"

                                                       of the second part,

- LOJACK, INC. a Delaware corporation registered under FED ID number 04-2664794, duly represented by Mr. Joseph F. Abely, duly empowered for the purposes of the present,

- SIGEFI VENTURES GESTION, a French public share corporation with a capital of
(Euro)422,670, having its registered office in Lyon (69006), 139 rue Vendome, registered under the number is 420 732 661 RCS Lyon, acting as a management company in the name and on behalf of SIPAREX VENTURES 1, ING (F) ACTIONS INNOVATION 2, UNIINNOVATION 1, and acting furthermore as delegated manager of unlisted assets of the "FCPI" (venture capital fund specialized in innovative companies) INDOCAM INNOVATION 1, represented by Mr. Michel FAURE, is duly empowered for the purposes of the present,

- SIPAREX CROISSANCE, a French limited partnership with share capital, with a capital of (Euro)65,683,095, having its registered office at 139 rue Vendome, 96006, registered under the number 312 056 641 at the Commercial Register of Lyon, represented by its management company SIGEL, a French simplified joint-share company with a capital of (Euro)1,891,336, having its registered office at 139 rue Vendome, 69006 Lyon, registered under the number 331 595 587 at the Commercial Register of Lyon, itself represented by Mr. Michel FAURE, duly empowered for the purposes of the present,






------------------------------------------------------------------------------
- regime de communaute universelle::legal marriage contract, as defined by the Code Civil, which stipulates that the property of both spouses, as acquired before and after the marriage, belongs to both.
2 regime de communaute de biens reduite aux acquets: legal marriage contract under which each spouse's individual property prior to the marriage remains his or her own, whereas property acquired, either jointly or individually, during the marriage (with the exception of certain personal items such as clothing or tools of a trade which are defined by article 1404 of the Code Civil) becomes community property.

- SIPAREX DEVELOPPEMENT, a French limited partnership with share capital, with a capital of (Euro)34,009,245, having its registered office at 166 rue du Faubourg Saint-Honore, 75008 Paris, represented by its management company SIGEFI, a French simplified jointshare company with a capital of (Euro)1,891,336, having its registered office at 139 rue Vendome, 69006 Lyon, registered under the number 331 595 587 at the Commercial Register of Lyon, itself represented by Mr. Michel FAURE, duly empowered for the purposes of the present,

- CREDIT LYONNAIS PRIVATE EQUITY, a French public share corporation with a Management Board and a Supervisory Board, with a capital of (Euro)8,000,000, having its registered office in Paris (75116), 43/47 avenue de la Grande Armee, registered at the Commercial Register of Paris under the number B 428 711 196, represented by Mr. Roland DERRIEN, acting as a management company in the name and on behalf of the "FCPR" (authorized venture capital fund) CL Developpement 1 and of the "FCPI" (see above) Credit Lyonnais Innovation 1,

- VIVERIS MANAGEMENT, a French simplified joint-share company with a capital of
(Euro)91,500, having its registered office in Marseille, registered at the Commercial Register of Marseille under the number 432 544 773, represented by Mr. Marc VILLECROZE ABDELOUHAB, duly empowered for the purposes of the present, acting as a management company in the name and on behalf of the "FCPI" INNOVERIS,

- BNP PARIBAS DEVELOPPEMENT, a French simplified joint-share company with a capital of (Euro)68,000,000, having its registered office in Paris (75009), rue Chauchat, registered at the Commercial Register of Paris under the number B 348 540 592, represented by Mr. Michel ALHEN, duly empowered for the purposes of the present. hereafter referred to collectively as the "Subscribers", acting without joint and several liability, on the third part,

AND

- Mr. Xavier GERARD, residing 21 boulevard Beausejour, 75116 Paris, married under the matrimonial regime of community of acquired property,

- Mr. Herve RIPAULT, residing 4 boulevard des Sablons, 92200 Neuilly-sur-Seine, married under the matrimonial regime of separate property.3

- MERCURE EPARGNE LONGUE S.A., a "SICAV" (variable capital investment company), having its registered office at 4-6 Rond Point des Champs-Elysees, 75008 Paris, registered at the Commercial Register of Paris under the number 438 848 848, represented by Ms. Anouk BARA, duly empowered for the purposes of the present through a proxy signed by Mr. Nicolas TREBOUTA,

- Ms. Anne BATESON, residing 90 rue de Grenelle, 75007 Paris, married under the matrimonial regime of separate property hereafter referred to as the "Group A Subscribers", acting without joint and several liability, on the fourth part,






--------------------------------------------------------------------------------
3 separation de biens: legal marriage contract which recognizes only two estates in the marriage, that of the husband and that of the wife, ie there is no community property.

Hereafter referred to individually as a "Party" and collectively as the "Parties"

RECITALS:

To date, the allocation of the share capital and voting rights of the company is as follows:

Shareholder                Shares         Category        ORA (Bonds       BSA / BSPCE (Share
                                                          Redeemable       Share Warrants for
                                                         in shares) 1-2      Entrepreneurs

Directors                  7,262              A                                   1,310
Others                    10,109              A              108                  1,598
Total Founders            17,371              -              108                  2,908
FCPI CLI                   1,138              C               57
BNP P-D                      848              C               38
Tracker                                       B               44
LoJack                     2,232              B            1,116
EDSN                       2,823              C              335                    200
FPCR CL CDI                  670              C              335
FCPR Siparex VI            1,140              C              570
Siparex Croissance            44              C               22
Siparex Dev.                  22              C               11
FCPI ING (F) AI 1            156              C               78
FCPI ING (F) AI 2            312              C              156
FCPI 1 1 1                   446              C              223
FCPI U 11                    112              C               56
Innoveris                    894              C              447
Total                     10,837                           3,444
Subscribers
TOTAL                     28,208              -            3,552                  3,152

A four-month delay in the commencement of commercial operations with respect to the business plan forecast caused a significant decrease in the Company's available liquid assets.

Therefore, the Management Board agreed to make its best efforts, vis-a-vis Subscribers, to recruit, before April 30, 2003, an executive officer in charge of directing operations. After a satisfactory trial period, this executive officer shall become a member of the Management Board.

The professional qualifications of this executive officer were defined by the Management Board and presented to the members of the Supervisory Board at the meeting of February 3, 2003, the minutes of which are attached as Appendix 1 to the present.

However, the Parties are persuaded of the market's high expectations, the necessity of meeting these demands, and thus of ensuring adequate funds for the commencement of the Company's operations.

Accordingly, the Parties agree on the necessity of setting up short-term financing of the business, it being stipulated that the business's final financing requirement shall call for a new capital increase by the Company, which will be carried out definitively at the end of August 2003 at the latest. For that purpose, the Company currently seeks a Third-party Investor (as such term is defined below in Article 3.1.2).

In order to structure this short-term financing, the Parties approved, at the Extraordinary General Shareholders Meeting on February 21, 2003, the first resolution authorizing the Management Board to proceed with the issue of bonds convertible into Company shares, with the upholding of shareholders' preferential subscription rights. At a General Meeting the same day, the bondholders revoked the third resolution consisting in the waiver, by Category 01 and 02 bondholders, of the system of reservation of their preferential subscription rights with regard to the issue of convertible bonds.

However, in order to facilitate the present issue of convertible bonds, the holders of Category 01 and 02 ORA (bonds redeemable in shares), as well as the holders of share warrants and BSPCE (share warrants for entrepreneurs), decided individually to relinquish their reserved rights.

In return, the Group A Subscribers decided to limit the total subscription of Group A Shareholders to eight hundred and twenty-six thousand nine hundred and ninety-five euros (Euro)826,995), the balance of the issue, one million one hundred and seventy-three thousand euros (Euro)1,173,000) being subscribed entirely by the Subscribers (Category B or C Shareholders) holding reducible and irreducible preferential subscription rights.

The Management Board resolved at its meeting of February 27, 2003 (the minutes of which are attached as Appendix 2) to use the authorization by the extraordinary shareholders meeting and to proceed with the issue of convertible bonds. The Management Board consequently sent to the shareholders, by letter of February 28, 2003, an offer for the subscription of convertible bonds (a copy of which is attached as Appendix 3) informing them of the commencement of the subscription period, from Friday, March 7, 2003 to Thursday, March 20 included. The Company's shareholders benefit from reducible and irreducible preferential subscription rights, under which one hundred (100) old shares entitle them to an irreducible right to four hundred and seventy-two point sixty-eight (472.68) convertible bonds.

ARTICLE 1 - PURPOSE OF THE CONVERTIBLE BOND ISSUE

The convertible bond issue made by the Issuer is for a maximum amount of one million nine hundred and ninety-nine thousand nine hundred and ninety-five (1,999,995) euros, in the form of one hundred and thirty-three thousand one hundred and thirty-three (133,133) bonds convertible into Company shares, at the Bondholder's option, for a nominal unit price, issue premium included, of fifteen (15) euros, under the conditions set out in Article 4 below (hereafter, the "Convertible Bonds"), it being understood that the holders of the bonds redeemable in Company shares ("ORA") and the holders of share warrants ("BSA") and of share warrants for entrepreneurs ("BSPE") have waived their reserved rights.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1 General Representations

Each regularly constituted individual or legal entity signatory of the Agreement hereby represents and warrants to the other signatories:

- that it is a company or a legal entity validly incorporated under the applicable law and acting in compliance with such applicable law,

- that it, or its permanent representative, is duly empowered and has the capacity to execute and implement the Agreement,

- that the execution and the implementation of the obligations under the Agreement have been duly authorized by its competent bodies and neither do nor shall cause breach, termination or modification of any provision of any contracts or agreements to which it is a party and that the Agreement does not contradict the terms of any of these contracts or agreements.

2.2 Directors' Representations on the Company's Accounts

         2.2.1 The Directors represent that the Company's accounts for the period ending September 30, 2002, (i) were prepared in conformity with generally accepted French accounting principles, (ii) duly, correctly and fairly represent the financial situation of the Company as at September 30, 2002 (iii) were unconditionally approved by the Management Board, and (iv) were submitted for inspection by the Company's statutory auditor.

         2.2.2 The Company further warrants:

- that all capital items and claims set out on the balance sheet indeed existed as at September 30, 2002;

- that the Company indeed owns, without restrictions or reserves, all tangible and intangible assets set out on the balance sheet or inventories, that these assets are free of any mortgage, collateral, pledge or any other real rights4, and that it is not encumbered by any impediment, servitude or restriction which could limit its ownership or beneficiary ownership rights, except with respect to the capital items set out in the LoJack license.

- that, particularly, the trademarks, patents, industrial designs and utility models mentioned on its balance sheet or inventory were duly filed, registered and published at the Institut National de la Propriete Industrielle (national institute of industrial property), and that the corresponding taxes and fees are duly acquitted to date;

- that the presentation and evaluation of the assets and liabilities on the balance sheet of September 30, 2002 comply with applicable legal, accounting and fiscal regulations and that the capital items susceptible to depreciation due to events occurring of ongoing at September 30, 2002, were duly subject, at that date's cut-off control, to adequate provisions to record such depreciation, if any;

- that the Company, in order in insure its property and operations against the risks to which they may be exposed, and to insure against material and personal damage by a third party, has taken out an insurance policy such as would any prudent merchant or industrialist and that it is up-to-date with the payment of its insurance premiums;

- that the Company is bound by no commitment of backing, aval or guarantee for the execution of contracts by a third party (or by its shareholders), its directors or employees;

- that there is no litigation, legal action, or judicial or administrative proceeding concerning the Company, its operations, securities, employees or property, for which the amounts claimed exceed (euro) 15,000 and in any event, these were covered by adequate provisions in the balance sheet of September 30, 2002;

- that the Company is neither a partner to an undisclosed partnership or a general partnership, nor the sole shareholder of an incorporated sole proprietorship, nor a member of a "grouping of mutual economic interest"5, and has no holding of more than 10% of the share capital or voting rights in another company, with the exception of 48.4% of the share capital and voting rights in LoJack International Benelux Sprl;

- that the Company was, at September 30, 2002, up to date with its fiscal and social declarations and had paid or adequately provided for all faxes, fees and contributions required by the applicable regulations, and that it had not, at this date, received notification of any adjustment or inspection by tax or social security (URSSAF) authorities, due to inadequate provisions on its September 30, 2002 balance sheet;

- that it has strictly complied with economic and competition regulations, as well as with the legal or regulatory provisions applying to hygiene, safety and environmental protection, and that no certificate of offence relating thereto has been drawn up against it;

- that it is not in infringement of customs or exchange regulations with regard to any commercial or financial transactions it has entered into to this day, and that no certificate of offence relating thereto has been drawn up against it;

- that the fixtures and installations in the buildings used for its operations are in conformity with the regulations applying to its business activity;

- that all employment contracts comply with the provisions of applicable laws and collective agreements:

- that, generally speaking, with the exception of the LoJack license agreement and the agreements executed with law enforcement officials, the Company has not entered into any agreements with its suppliers, clients or other third parties subjecting it to the overriding regime of ordinary law (French administrative law), notably with respect to the exclusive nature of these agreements;

 - that the Company has received no notice of offense, even contested, which could result in an order forbidding it partially or totally to carry out operations, or restricting operations, or devaluating its assets;

- that it has carried out, since this date, no transaction outside of the normal everyday management of its operations, and has taken no decision which could bring about a negative change in its financial or commercial situation;

- that it has proceeded with no allocation of assets, of any kind whatsoever, to shareholders or directors, since this date.

     2.2.3 None of the above representations omits to disclose any important fact, the disclosure of which would be material to the Subscribers' awareness of the Company's assets and undertakings and of its financial result. Otherwise, the Subscribers are authorized to request early redemption of the Convertible Bonds under the conditions set out below in Article 4.4.

ARTICLE 3 - COVENANTS OF THE PARTIES

3.1 Covenants of Holders of Securities giving access to the share capital on maturity

The Directors undertake that each individual or legal entity holding securities giving access, on maturity, to the Company's share capital has relinquished its rights to subscribe to additional Convertible Bonds.





--------------------------------------------------------------------------------
4 droit reel : in civil law, a right that is attached to a thing rather than a person (the right of ownership...may be burdened with a real right in favor of another person as allowed by law Louisiana Civil Code)
A real right is not restricted to real property since it can also be attached to movable property. Real rights include ownership, use, pledge, usufruct, mortgage, and predial servitude.
5 Groupement d'Interet Economique (GIE): legal entity created under French Law in 1967 in order to facilitate the constitution of collaborative ventures between companies.

3.2 Covenants of Subscribers

Under the present Agreement, the subscribers subscribe to the number of convertible bonds set out in the table in Article 3.3 below, by cash payment for the corresponding amount, and undertake to fully pay up the amount of their subscription, excluding LoJack, which subscribes in compensation, with one or several certain, liquid and payable claims against the Company.

In the event the holders of Class B or C Traqueur shares who are not signatories to the present Agreement wish to exercise their preferential subscription rights within the framework of the Convertible Bond issue, the Subscribers undertake to reduce the individual amount of their subscription proportionally to the amounts indicated next to their names in the table below, so that the total amount of this subscription may not exceed a total of seventy-eight thousand two hundred (78,200) Convertible Bonds for a total amount of one million, one hundred and seventy-three thousand (1,173,000) euros.

Each holder of Class B or C shares which is not a signatory to the present Agreement and which chooses to exercise its preferential subscription right at the Convertible Bond issue must first adhere to the present Agreement in writing and without reserves by signing a deed of accession in terms identical to those of the sample attached as Appendix 4, the Company undertaking vis-a-vis the Subscribers to accept from such holders of Class B or C shares only those subscriptions accompanied by such duly signed deed.

3.3 Covenants of Directors and Group A Subscribers

The Directors hereby declare (i) that they do not exercise their preferential subscription rights at the Convertible Bond issue, and (ii) that they either have assigned or shall assign their preferential subscription rights to the benefit of Group A subscribers, or else have relinquished or shall relinquish their rights, it being specified that the Management Board shall recap such assignment or relinquishment of preferential subscription rights in its minutes reporting the closure and thecompletion of the Convertible Bond issue.

Group A subscribers which are signatories to the present Agreement respectively subscribe to the number of Convertible Bonds set out next to their names in the table below.

Each subscriber of Group A which is not a signatory to the present Agreement and which chooses to exercise its preferential subscription rights at the Convertible Bond issue must first expressly adhere in writing and without reserve to the present Agreement in signing the adhesion document in the identical terms to those shown in Appendix 4. The Company undertake vis-a-vis the Subscribers only to accept from Group A subscribers subscriptions accompanied by the abovementioned adhesion document signed and within the limit of fifty five thousand one hundred and thirty-three Convertible Bonds for a total amount of eight hundred and twenty-six thousand nine hundred and ninety-five (826.995) euros.

Subscribers                Irreducible    Reducible                 Amounts
                           Preferential   Preferential              Subscribed
                           Subscription   Subscription     Total    (in (Euro))
                           Rights           Rights

LoJack                        5,847         17,081        22,928       343,920
Sigefi and SVG Funds          9,811         13,117        22,928       343,920
FCPI CLI                          0              0             0             0
CLCD 1                        7,450         10,786        18,236       273,540
BNP Developpement             2,220          2,699         4,919        73,785
Innoveris                     2,343          6,846         9,189       137,835

Sub-total of Subscribers     27,671         50,529        78,200     1,173,000

Mr. Xavier Gerard                 3,967     9,433     13,400      200,100
Mr. Herve Ripault                   761       573      1,334       20,010
Mercure Epargne Longue SA             1    11,656     11,657      174,855
Ms. Anne Bateson                  1,853       388      2,241       21,975

Sub-total of Group A              6,582    22,050     28,632      429,480
Subscribers
Total                            34,253    72,579    106,832    1,602,480

ARTICLE 4 - CHARACTERISTICS OF THE CONVERTIBLE BONDS

4.1 Duration of the Convertible Bond Issue

The Convertible Bonds shall be issued for a duration expiring July 1, 2005, included. At the expiration of this duration, providing they have not already been converted, the Convertible Bonds will be subject to a full cash refund.

Fifteen (15) days before this term, the Company will address to each holder of Convertible Bonds still in circulation a notification by registered mail with proof of receipt notifying them of the imminent term and of the option available to them before this date to proceed with the conversion of all or part of their Convertible Bonds.

4.2 Interest - Non-Conversion Premium

The Convertible Bonds will accrue an annual fixed interest of 5%, non-capitalized and payable in fine, at the conversion date (in the proportion of Convertible Bonds converted, in the event of partial conversion) or redemption.

In the event of early redemption, whether obligatory or at the bearer's initiative, under Article 4.4 the interest will be paid pro-rata according to the number of days between the dates of subscription and redemption, repurchase or conversion of the Convertible Bonds. This calculation will be made on the basis of the 365-day year.

However, it is stipulated that where a Transaction is carried out as defined in
Article 5.1.2, the interest will cease to accrue from the date the conversion ratio is determined and independently of the date upon which the owners of the Convertible Bonds exercise their conversion rights.

Moreover, for each Convertible Bond not converted will be entitled, in addition to redemption of the principal, to a non conversion premium calculated so as to assure the owner of the Convertible Bond an annual actuarial remuneration equal to seven and one-half per cent (7.5%). It should be noted that the interest runs from the date of subscription of the Convertible Bonds until the date of redemption.

4.3 Form of the Convertible Bonds

The Convertible Bonds will be issued only in nominative form. Ownership will result from their inscription in book entry bearer form under the name of the holder(s).

The Convertible Bonds will be inscribed in the company's corporate register and will be negotiable from their issue.

The Convertible Bonds are transferable securities as set out in the shareholders agreement executed among the Company's shareholders November 26, 2001 (hereafter, the "Shareholders Agreement") their transmission being consequently subject to the provisions of this Shareholder Agreement, notably the pre-emptive right.

The assignment or transmission of the Convertible Bonds, with regard to the Company and third parties, will be carried out by the payment from one account to another, upon the production of a transfer form signed by the assignor. Each transfer of ownership of the Convertible Bonds shall entail the recipient to the full rights and obligations attached to the Convertible Bonds as set out in the Agreement.

4.4 Early Redemption

Each bond holder may request that its Convertible Bonds be immediately redeemed at par, this redemption being increased by the amount of interest accrued and the non-conversion premium in the following cases:

(i) Court decision commencing bankruptcy or liquidation proceedings against the Company,

(ii) failure, even partial, by the Company, to satisfy an obligation pursuant to the agreement to issue the Convertible Bonds,

(iii) failure by the company to pay an amount due, by the Directors or the Management Board, to the Bondholders,

(iv) assignment of 100% of Company shares before July 31, 2003, under the conditions set out below.

Each holder of Convertible Bonds must, in such case, notify the Company by registered mail with proof of receipt, of its choice immediately to redeem the total number of its Convertible Bonds.

ARTICLE 5- CONVERSION OF THE CONVERTIBLE BONDS

5.1 Conversion Right

5.1.1 Conversion Ratio

         a) If the Transaction is carried out as set out in Article 5.1.2, the Company will inform Bondholders (hereafter, the "Bondholders") of such Transaction by registered mail with proof of receipt mail (hereafter, the "Notification").

         Upon receipt of this Notification, the Bondholders shall undertake to request the conversion of the Convertible Bonds into new shares to be issued by the Company under the conditions set out below.

         b)  By exception to 5.1.1 (a), should the Transaction (as set out in
         Article 5.1.2 (a) below) be subscribed by a Third Party (as defined in
         Article 5.1.2 (b)) for a total amount of at least three million (3,000,000) euros, issue premium included, the Company has the option of proposing to the Bondholders who so desire an early cash redemption of their Convertible Bonds.

         This option may be stipulated, if the Company so chooses, in the Notification to the Bondholders, who then dispose of eight (8) days to notify the Company if they intend to appeal this option of early redemption.

         Failure to reply within this timeframe shall constitute a refusal by the Bondholders, who must then request the conversion of their Convertible Bonds within eight (8) days, in accordance with the conditions stipulated below.

         (c) In the absence of a Transaction (as defined in Article 5.1.2 below) or of an Extraordinary General Meeting (as defined in Article 5.1.3 below) before July 31, 2003, the Bondholders shall be free, from August 1, 2003, to convert or to opt for redemption at term, under the conditions set out below.

         (d) In any event, the number of Convertible Bonds (N0) to be presented for conversion into one Company share will be calculated by application of the following formula:

                                N0 = (P*Nt)/(M+I)

Where:

"M" is the total amount of the bond issue, "I" is the nominal amount of interest due by the Company at the date of completion of the Transaction (as set out in Article 5.1.2 below) or at the date of an Extraordinary General Meeting (as defined in Article 5.1.3 below),
"Nt" is the total number of Convertible Bonds issued, "P" designates the issue price of a new share following the conversion of the Convertible Bonds, to be determined by application of the formula under Article
5.1.2 below, according to the cases set out under Articles 5.1.2 and 5.1.3.

5.1.2 Case 1: A capital increase before July 31, 2003

         (a) If on July 31, 2003, at the latest, the Company reports a definitive cash increase in the Company's capital to the benefit of one or several Third Parties (as defined below in Article 5.1.2 (b)) of a minimum amount of (Euro)1,000,000, including the issue premium (hereafter, the "Minimum Amount"), (hereafter, the "Transaction"), then:

                                   P = p(1-d)

Where:

"p" designates the unitary subscription price, in cash, issue premium included, for the share issued within the Transaction,

d will be equal to :

     20% where the conversion is effected the 31 May 2003 at the latest 25% where the Transaction is completed between June 1 and 30, 2003 30% where the Transaction is completed between July 1 and 31, 2003

For example :

If the issue price per share within the Transaction carried out in May 2003, seventy(70) days after the present Convertible Bond issue, is equal to 455 euros and if the par value of the issue is 1.999.995 euros for 133.333 Convertible Bonds issued, then

     N0 = [(455-91)*99 755]/ [1.999.995+(1 510 673,32*(70/365)*5%)] = 24,0362

(b) For the purposes of the present Convertible Bond issue, an individual legal entity shall be considered as a third party if it does not hold, at the time of the Transaction, any transferable securities giving immediate or future access to the capital of Traqueur (hereafter the "Third Party(ies)"):

- In the event the Transaction is completed for the Minimum Amount for the benefit of two (2) Third Parties, these must each invest an amount of five hundred thousand (500,000) euros, or if one of them invests less than that amount (provided the amount is not less than two hundred thousand (200,000) euros) then the other party must invest the remainder of the total Minimum Amount.

- In the event the Transaction is carried out for the benefit of three (3) or four (4) Third Parties, (i) the Third Parties must each invest an amount of five hundred thousand (500,000) euros, and (ii) one of them must obligatorily be an investment fund directed by a management company approved by the Trade Commission ("Commission des operations de Bourse" i.e., the French SEC) in compliance with the provisions of articles L. 214-2 and following the French Monetary and Financial Code. The Transaction may in no case be subscribed and paid up by more than four (4) Third Parties.

(c) The Third Party(ies) must furthermore, before the realization of the Transaction, undertake to adhere to the Shareholder Agreement in its entirety.

(d) It is specified that neither of the following shall be taken into account for the calculation of the Minimum Amount:

- the amount that could be invested by the those subscribers which shall in fact have subscribed to the present Convertible Bond issue under the conditions above,

- the amount corresponding to the share issue resulting from the conversion of the Convertible Bonds.

(e) Requests for conversion must be made from July, 15 2003 at the earliest in order that they be effective from August 1, 2003, it being stipulated that the interest attached to the Convertible Bonds will cease to accrue from the date at which the conversion ratio is determined in conformity with the application of the above formulae and independently of the actual date upon which the Bondholders exercise their conversion rights.

(f) In any case, the conversion ratio will not be superior to the par value of the Convertible Bond divided by the par value of the Company share on the date of conversion, i.e., on that date one share for one bond. Consequently, in the event where N0 is inferior to 1, N0 shall be considered equal to 1.

(g) In the event of disagreement on the determination of N0 between the Company and the Bondholders at a special meeting, the points of disagreement shall be submitted by either party to an expert designated by the Tribunal de Commerce de Paris who shall make a final determination of N0.

         The expert will use his best efforts to accomplish this mission within 30 days from his designation. The expert may exercise all powers to determine N0, with respect to the above formulae, in such a way that the number of new Company shares resulting will bedetermined.

         The expert's conclusions will be definitive and without appeal. The expert's fees will be paid equally between the Company, for one half, and the Bondholders, for the other half. The expert will act as a mediator and will enforce the dispositions under articles 1443 and following of the new civil procedures code.

5.1.3 Case 2: Convening of an Extraordinary General Meeting of the Company Shareholders before July, 31 2003

(a) If on July 15, 2003, at the latest, the Company addresses to the Bondholders, either in person or by registered mail with proof of receipt, a notification informing them of the convening of an Extraordinary General Meeting of the Company Shareholders, to take place no later than July 31, 2003, the agenda of which shall include a vote on the following:

         (i) a resolution to proceed with a capital increase for a maximum amount of three million (3.000,000) euros through the issue of shares, with suppression of preferential subscription rights, for an amount of one million (1,000,000) euros ("Resolution no. 1"), or

         (ii) a resolution authorizing the Management Board to proceed with a capital increase of a maximum amount of three million (3,000,000) euros through the issue of shares, with suppression of preferential subscription rights, for an amount of one million (1,000,000) euros ("Resolution no. 2"),

         (iii) a resolution on a capital increase or authorizing the Management Board to increase the capital by a maximum amount of three million (3.000.000) euros through the issue of shares, with upholding of preferential subscription rights ("Resolution no. 3"),

         (hereafter, an "Extraordinary General Meeting"),

         but where the completion of the Transaction cannot occur before July 31, 2003 and calls for a supplementary period of time until August 31, 2003, the Bondholders agree not to request the conversion of their Convertible Bonds before August 15, 2003, for a conversion to be effective September 1, 2003.

         The conversion ratio of the Convertible Bonds will be established in accordance with the procedure set out in Article 5.1.2 above.

         If the Transaction is not completed before August 31, 2003, the conversion ratio of the Convertible Bonds will be established in conformity with the procedure set out in Article 5.1.4 below.

(b) Each party undertakes, acting without joint and several liability, to attend the Extraordinary General Meeting and to vote for the adoption of Resolution no. 1, Resolution no. 2 or Resolution no. 3.

5.1.4 Hypothesis 3: The case of no capital increase before June 30, 2003

If by July 31, 2003, at the latest, (i) the Company has not held an Extraordinary General Meeting, or if (ii) the termination of the Transaction has not been reported, then:

                                    N0 = 6,66

the Bondholders may, from August, 1 2003 until the term of the bond issue, request the conversion of all or part of their Convertible Bonds. The remainder of the Convertible Bonds unconverted will be redeemed pursuant to the provisions of Article 4.2 below.

5.2 Means of exercising the conversion right

5.2.1 The Bondholders agree not to request the conversion of their Convertible Bonds before July 15, 2003, for a conversion to be effective from August 1, 2003. By exception, the Convertible Bonds shall be convertible before this date in the event a Transaction has been carried out.

5.2.2 In conformity with the conditions set out in Article 5.1.3, the Bondholders agree, if an Extraordinary General Meeting is convened before July 31, 2003, not to request the conversion of their Convertible Bonds before August 15, 2003, for the conversion effective September 1, 2003.

5.2.3 Throughout the duration of the bond issue, requests for conversion shall be delivered in person in exchange of a receipt, or by registered mail with proof of receipt, to the registered office, accompanied by a subscription form for new shares.

5.2.4 The release of the new shares will be offset against the debt securities held in relation to the Convertible Bonds.

5.2.5 The new shares issued following the conversion will be of Class A, B, or C, as defined in the Company's bylaws:

- Category A for the holders of class A shares at the day of the conversion of the Convertible Bonds,
- Category B for the holders of class B shares at the day of the conversion of the Convertible Bonds,
- Category C for the holders of class C shares at the day of the conversion of the Convertible Bonds.

If the shares of a class other than A, B, or C are issued to the benefit of one or several Third Party investor(s), it is agreed that the agreement to issue the Convertible Bonds will be modified so that the new shares issued after the conversion of the Convertible Bonds will be shares of the same class as those issued for the profit of a Third Party investor under the Transaction.

The new shares shall entitle to rights from the first day of the relevant financial period at the day of conversion. The surplus shares shall be, from their creation, completely assimilated with old shares, enjoying the same rights and subject to all Company bylaws and decisions of the General Meetings.

5.2.6 To enable the conversion of all of the Convertible Bonds, the Extraordinary General Meeting authorized a capital increase of a maximum par value of nine hundred and ten thousand (910,000) euros through the creation of a number of shares equal to the amount of the capital increase divided by the par value of the share at the day of the conversion of the Convertible Bonds.

In the event of a capital increase or a merger during the conversion period, the Company reserves the right to suspend the conversion right for a period no longer than three months.

5.2.7 If the Bondholder opts to convert a number of shares comprising a broken fraction, he may request that these be allocated to him as follows:

- the next whole number of shares lower; in which case the Bondholder will be paid in cash an amount equal to the value of the supplementary fraction of the share, to be determined upon the basis of Company's own capital, as set out in the latest balance sheet approved by the General Shareholders Meeting at the day the request for conversion was filed, or else

- the next whole number of shares higher, provided that the Company be paid an amount equal to the value of the supplementary fraction of the share as requested, to be evaluated as set out in the above paragraph.

5.3 Impossibility to Convert Bonds

If the Transaction is not carried out, or an Extraordinary General Meeting not held by July 31, 2003 at the latest, and in the event an assignment of 100% of the Company capital is made by July 31, 2003 at the latest, the present bond issue may not be converted. Such assignment shall entail the immediate enforceability of the present bond issue, pursuant to the provisions of Article 4.4.

For the purposes of this article, the term "assignment" applies to any transaction, for or without remuneration, including the transfer of absolute ownership, bare ownership or usufruct of securities issued by the Company including, inter alia, assignments or exchanges, including in cases of merger or spin-off.

ARTICLE 6 - ADMINISTRATION OF CONVERTIBLE BONDS

Article 6.1 Bondholders' Rights

For so long as the Convertible Bonds shall exist, the Company shall maintain the rights of the Bondholders under the following conditions.

6.1.1 In the event of an equity transaction affecting the preferential subscription rights of the shareholders the Company shall:

         (a) first inform the Bondholders of the nature of such equity transaction, the subscription price, the lot of subscription rights and other conditions attached to the securities to be issued and the provisions made by the Company to maintain the rights of the Bondholders.

         (b) allow Bondholders who opt for the conversion of an irreducible right to subscribe for shares, new convertible bonds, exchangeable bonds, complex securities, warrants, or, generally, securities issued after the exercise by shareholders of a preferential subscription right, in the same proportions and under the same conditions, except with respect to rights enjoyed, only if the Bondholders were shareholders at the time of such issue; consequently, the Extraordinary General Meeting of shareholders which approves the share issue must resolve to approve an additional issue reserved for the Bondholders opting for the conversion.

6.1.2 In the case of a share issue to be subscribed by cash, of new convertible bonds or exchangeable bonds, after suppression of the preferential shareholder subscription right by Extraordinary General Meeting of shareholders, this decision must be approved by a general meeting of the Bondholders.

6.1.3 In the event of a capital increase by means of the incorporation of reserves, profits or issue premiums, the Extraordinary General Meeting of the Shareholders which proceeds with such capital increase must pay into an inaccessible reserve account the required amount, either to proceed with the increase of the par value of shares remitted to the Bondholders subsequently opting for conversion, or else to allocate free shares to these Bondholders under the same conditions, excluding the enjoyment of rights, in a number equal to that which they would have received if they had been shareholders at the time of the principal allocation.

6.1.4 In the case of a distribution of reserves, the General Meeting of Shareholders proceeding with the distribution must pay into an inaccessible reserve account the necessary amount and, as the case may be, keep the securities necessary, in order to remit to Bondholders who subsequently opt for conversion, the amounts or the securities - under reserve of a different enjoyment of rights - that they would have received if they had been shareholders at the time of the distribution.

6.1.5 In the event of a merger of the Company, or its participation in a merger through the creation of a new company:

         (a) the merger shall be submitted to the prior approval of the general meeting of the Bondholders;

         (b) the Convertible Bonds shall be convertible during a pre-determined conversion period, into shares of the absorbed or new company in conformity with the conditions set out at the issue;

         (c) the basis of conversion into shares of the merged or new company shall be determined by correction of the exchange ratio of bonds into shares of the issuing company originally set by the share exchange ratio of the issuer against the shares of the absorbed or the new company; this company will replace the issuing company for the application of the above provisions with the object of reserving, as the case may be, the rights of Bondholders in the event of capital or equity transactions and, generally speaking, to ensure the expenses of the issue with respect to legal, regulatory and contractual provisions.

6.1.6 In the case of a reduction of capital motivated by losses, by decrease, either of the par value amount of shares, or of the number of these, the rights of the Bondholders opting for conversion of their securities shall accordingly be reduced as if they had been shareholders from the date of the issue of the bonds.

6.2 Company's Undertakings

In the event the Company should carry out Transactions for which an adjustment was not made according to the terms and set out above and where a subsequent legislative act or regulation should provide an adjustment, the Company will proceed with this adjustment in compliance with the applicable legislative provisions or regulations.

The company undertakes, from this day and throughout the circulation of the Convertible Bonds, neither to process nor to amortize its capital, nor reduce its capital by means of redemption, nor to modify the allocation of its profits in conformity with the French Commercial Code.

Moreover, the issuing company undertakes, throughout the circulation of the Convertible Bonds, and provided that this undertaking has no effect on its freedom to dispose of its property, not to create on behalf of the other note or bond holders any mortgage on their property or real estate that it can possess and no security over the goodwill of the business assets (nantissement de fonds de commerce), without benefiting "pari passu" the holders of the present Convertible Bonds.

6.3 Enjoyment of new shares

The new shares remitted to the bondholders from the conversion of their Convertible Bonds shall be subject to all statutory provisions; they will entitle to enjoyment from the first day of the current financial year to the conversion date, and, under the provisions of the Commercial Code, they will entitle to a dividend paid corresponding to the financial period during which the conversion shall have been demanded.

6.4 Bondholders' special meeting

The Bondholders will be grouped together pursuant to the provisions of the law. After the subscription they will convene a general meeting, at the request of the Company's Chairman, in order to designate their representatives.

ARTICLE 7 - NOTIFICATION

Every notification, motion, summons, authorization or other communication concerning the Agreement will only be effective if it is made in writing and sent extra-judicially by registered mail with proof of receipt, by facsimile, or by electronic message (receipt of faxes and electronic messages must be confirmed the same day by registered mail with proof of receipt) to the following addresses:

For the Company:
To its registered office as set out on the first page of this Agreement, to the attention of one of the Directors.

For the Subscribers:
To the registered offices of their respective companies and to the attention of their representative, as set out on the first page of this Agreement.

The date of the notification is the date of reception of the letter by registered mail with proof or receipt by the addressee.

ARTICLE 8 - COSTS

The Company undertakes to meet the costs incurred by it in the preparation and the writing of this agreement and the fees associated with the implementation of the Transaction, including all costs, fees and disbursements associated with legal, accounting, and other advice.

ARTICLE 9 - APPLICABLE LAW - ELECTION OF DOMICILE - COMPETENT JURISDICTION

The application and execution of the present Agreement are subject to French law.

For the execution of the present Agreement, the Parties elect domicile at their respective registered offices, as set our on the first page of this Agreement.

Every dispute concerning the interpretation or the execution of the present Agreement shall be, in the absence of an amicable agreement between the Parties, submitted to the Tribunal de Commerce de Paris.

Signed in 15 original copies,

In Paris, on March 10, 2003

--------------------------------------------------------------------------------
Traqueur SA                                Mr. Stephane SCHMOLL
Represented by Mr. Stephane SCHMOLL


--------------------------------------------------------------------------------
Mr. Jean-Jacques SCHMOLL                   Mr. Luc CHAMBON


--------------------------------------------------------------------------------
SIPAREX CROISSANCE                         SIGEFI VENTURES GESTION
Represented by Mr. Michel FAURE            Represented by Mr. Michel FAURE


--------------------------------------------------------------------------------
SIPAREX DEVELOPPEMENT                      LOJACK Inc.
Represented by Mr. Michel FAURE            Represented by Mr. Stephane SCHMOLL


--------------------------------------------------------------------------------
CREDIT LYONNAIS PRIVATE EQUITY             VIVERIS MANAGEMENT
Represented by Mr. Roland DERRIEN          Represented by Mr. Marc VILLECROZE
                                           ABDELOUHAB

--------------------------------------------------------------------------------
BNP PARIBAS DEVELOPPEMENT                  Mr. Xavier GERARD
Represented by Mr. Michel ALHEN


--------------------------------------------------------------------------------
Mrs. Anne BATESON                          Mr. Herve REPAULT



--------------------------------------------------------------------------------
Mercure Epargne Longue
Represented by Ms. Anouk BARA


--------------------------------------------------------------------------------

                                   APPENDICES

                                   APPENDIX 1
              Minutes of the Supervisory Board of February 3, 2003

                                   APPENDIX 2
              Minutes of the Management Board of February 27, 2003

                                   APPENDIX 3
         Letter calling for the subscription of convertible bonds dated
                               February 28, 2003

                                   APPENDIX 4
     Specimen Accession Deed for subscribers who are not signatories to the
                                   Agreement